Exhibit 99.1

UNITED ONLINE REPORTS SECOND-QUARTER 2004 RESULTS

Record Revenues of $111 Million

Record Operating Income of $20 Million

Record Adjusted OIBDA of $28 Million

WESTLAKE VILLAGE, Calif., August 4, 2004 – United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer Internet subscription services, today reported results for its second quarter ended June 30, 2004.

Summary of June 2004 Quarter Results:

•                  Total revenues for the quarter were a record $110.6 million, up 39% versus $79.6 million for the year-ago quarter.

•                  Operating income for the quarter was $20.0 million, or 18.1% of revenues, nearly double the operating income of $10.2 million, or 12.8% of revenues, in the year-ago quarter.

•                  Adjusted operating income before depreciation and amortization (or “OIBDA”)(1) for the quarter was a record $28.4 million, or 25.7% of revenues, an increase of 76% versus adjusted OIBDA(1) of $16.2 million, or 20.3% of revenues, in the year-ago quarter.

•                  Pay subscribers(2) increased by 94,000 during the quarter to 3.2 million; Revenue generating units(3) (RGUs) increased by 220,000 to 4.2 million; Active accounts(2) totaled 6.8 million at June 30, 2004. In April 2004, the company acquired the consumer Web-hosting business of About, Inc., which at closing had approximately 51,000 pay subscribers, 60,000 RGUs and an estimated 1.4 million active accounts.(2)

•                  Net income for the quarter was $12.3 million, or $0.19 per share, versus $14.6 million, or $0.21 per share, for the year-ago quarter, which included a tax benefit(4) related to the recognition of a portion of the company’s deferred tax assets of $4.3 million, or $0.06 per share.  Excluding the tax benefit, net income for the June 2003 quarter was $10.3 million, or $0.15 per share.  Net income for the June 2004 quarter reflects an effective tax rate of 41.5% versus approximately 10% in the year ago quarter.(4)

•                  Adjusted net income(5) for the quarter was a record $16.6 million, or $0.25 per share, an increase of 17% versus adjusted net income of $14.2 million, or $0.21 per share, for the year-ago quarter.  The comparability of adjusted net income for these quarters is also impacted by a difference in effective tax rates.(4)  Adjusted net income is calculated in a manner consistent with the analyst consensus estimate as reported by First Call.

•                  Cash flows from operations were $28.5 million for the quarter, up 46% from $19.6 million for the year-ago quarter.

•                  Free cash flow(6) for the quarter was $25.9 million, up 42% from $18.2 million for the year-ago quarter.

“United Online delivered record revenues, operating income and adjusted OIBDA during the June 2004 quarter,” said Mark R. Goldston, chairman, CEO and president of United Online.  “At the same time, we experienced slower growth in access subscribers of 19,000, which we believe was due to a number of factors, including seasonally lower Internet usage and increased competition.  Beyond access, we made further progress in expanding our pay service offerings, as premium email subscription growth gained momentum and we took important steps to begin integrating our recent Web-hosting acquisition.  In addition, we recently launched an exciting new pay service called EmailMyName.us, which is a personalized vanity email product where users can get an email address using their first and last names.  On the distribution front, we continued to expand our offline channels through a number of new partners, including RadioShack, which joins Best Buy and Kmart to form the core of our offline distribution effort.”

“Key to United Online’s strong financial results this quarter was a record billable services margin of over 77%, up 350 basis points sequentially,” said Charles S. Hilliard, executive vice president and CFO of United Online.  “Margins benefited from a continued decline in telecom costs and a seasonal decrease in Internet usage that was more pronounced than last year.  Free cash flow – which for the first time exceeded the $100 million milestone during the past twelve months – also remained strong as we invested in new and diverse opportunities.”

Additional Highlights of the June 2004 Quarter:

•                  Billable services revenues were a record $102.5 million in the June 2004 quarter, or 93% of total revenues, an increase of 42% versus $72.4 million, or 91% of total revenues, for the June 2003 quarter.

•                  Billable services margin(7) was a record 77.3% for the June 2004 quarter, up from 68.2% for the year-ago quarter.

•                  Annualized revenue per average employee(8) was $815,000 for the June 2004 quarter, up 16% versus $701,000 for the June 2003 quarter.

•                  Cash balances at June 30, 2004 were $203.5 million, including cash, cash equivalents and short-term investments.

•                  In April 2004, the company acquired the consumer Web-hosting business of About, Inc., a wholly owned subsidiary of PRIMEDIA Inc. (NYSE: PRM), for approximately $12 million in cash.  The business offers consumers a variety of affordable personal Web-site services, including hosting, domain and email services.

•                  In June 2004, the company entered into a multi-year distribution agreement with RadioShack Corporation, the leading consumer electronics specialty retailer. Under the agreement, United Online will offer its value-priced NetZero Platinum and NetZero HiSpeed Internet services in more than 5,000 RadioShack stores nationwide.

Business Outlook:

The forward-looking information in this release includes certain projections made by management based on the company’s operations as of the date of this release.  United Online does not intend to revise or update this information and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected.  Factors include, without limitation, the factors referenced later in this announcement under the caption “Cautionary Information Regarding Forward-Looking Statements.”  These and other factors are discussed in more detail in the company’s filings with the Securities and Exchange Commission.

Following is the company’s current guidance for the September 2004 quarter and the year ending December 31, 2004:

(in millions)	Sept’04 Q Est.	CY’04 Est.	Prior CY’04 Est.

Operating income	$18.1 – $19.1	$78.4 – $80.4	$73.8 – $78.8
Depreciation & amortization	6.2	24.4	24.4
Facility exit costs	3.0	4.6	5.2
Stock-based compensation	0.7	2.6	2.6
Adjusted operating income before depreciation and amortization(1)	$28.0 – $29.0	$110.0 – $112.0	$106.0 – $111.0

Weighted average diluted shares	66.5 – 67.0	67.0 – 68.0	68.0 – 69.0

•                  Total revenues for the September 2004 quarter are estimated to be between $109 million and $112 million.

•                  The company estimates that total pay subscribers(2) will increase to between 3.3 million and 3.5 million by December 31, 2004, down from its previous guidance of between 3.35 million and 3.55 million by December 31, 2004.

•                  The company anticipates incurring facility exit costs, as noted above, associated with the planned relocation of its Westlake Village headquarters, which will remain in Southern California.

(1) Adjusted operating income before depreciation and amortization (adjusted OIBDA) is defined as operating income before depreciation, amortization, stock-based compensation and, in certain periods as reflected in the accompanying tables, facility exit costs.  Management believes that because adjusted OIBDA excludes certain items that either do not impact the company’s cash flows or which management believes are not reflective of the company’s core operating results over time, this measure provides investors with additional useful information to measure the company’s performance, particularly with respect to changes in performance from period to period, and to assess the company’s ability to make capital expenditures, fund working capital requirements, incur and repay indebtedness, and fund strategic initiatives.  Management also uses adjusted OIBDA for these purposes, as well as to allocate resources in managing the company’s business.  The company’s Board of Directors uses this measure in determining certain compensation incentives for certain members of the company’s management.  Adjusted OIBDA is not determined in accordance with generally accepted accounting principles (GAAP) and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.   Reconciliations to the most directly comparable GAAP financial measure are provided in the accompanying tables.

(2) Total pay subscribers includes Internet access subscribers, Web-hosting subscribers, non-access premium email subscribers, domain name registration subscribers and, going forward, other pay subscription services that the company may introduce or acquire.  Active accounts are defined as all free access and email users that logged on to our services at least once during the preceding 31 days, together with all subscribers to a pay service.  Additionally, active accounts include the number of free Web sites that received at least one unique visitor within the preceding 90 days.  A detailed subscriber analysis is provided in the accompanying table entitled “Analysis of Revenue Generating Units.”

(3) A revenue generating unit (RGU) represents a unique subscription to any individual pay service offered by the company.  Internet access, accelerated dial-up, premium email, Web-hosting and domain name registration subscriptions represent separate RGUs.  For example, a subscriber to the company’s accelerated dial-up access service who also subscribes to a premium email service is counted as three subscriptions (one for Internet access, one for accelerated dial-up and one for premium email).  As of June 30, 2004, the company offered its accelerated dial-up service bundled with standard Internet access only.  A detailed calculation of RGUs is provided in the accompanying table entitled “Analysis of Revenue Generating Units.”

(4) The company increased its effective tax rate as a result of the recognition of a portion of its net deferred tax assets in the June 2003 and December 2003 quarters.  The recognition of the deferred tax assets also resulted in the recording of a tax benefit in each of those quarters.  The increase in effective tax rate and the recognition of tax benefits has affected the comparability of net income and adjusted net income between periods.  The increases in the effective tax rate and the recording of the tax benefit have not impacted cash amounts paid for income taxes due to the utilization of net operating loss carryforwards to offset current period taxable income.

(5) Adjusted net income is defined as net income before the after-tax effect of amortization of intangible assets, stock-based compensation, facility exit costs and, in the June 2003 quarter, the tax benefit related to the recognition of a portion of the company's deferred tax assets.  Management believes that adjusted net income provides investors with additional useful information to measure the company’s financial performance, particularly from period to period, exclusive of certain non-cash expenses and other items which management believes are not reflective of the company’s core operating results over time.  Management also uses adjusted net income for these purposes.  Adjusted net income is not determined in accordance with generally accepted accounting principles (GAAP) and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.  Reconciliations to the most directly comparable GAAP financial measure are provided in the accompanying tables.

(6) Free cash flow is defined as net cash provided by operating activities before cash paid for relocation costs, less capital expenditures.  Management believes that free cash flow provides investors with additional useful information to measure operating liquidity because it reflects the company’s operating cash flows after investing in capital assets, and excludes the cash impact of items which management believes are not reflective of the company’s core operating results over time.  This measure is used by management, and may also be useful for investors, to assess the company’s ability to generate cash flow for a variety of strategic opportunities, including reinvestment in the business, effecting potential acquisitions, strengthening the balance sheet, and effecting share repurchases.  Free cash flow is not determined in accordance with generally accepted accounting principles (GAAP) and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.   Reconciliations to the most directly comparable GAAP financial measure are provided in the accompanying tables.

(7) Billable services margin represents billable services revenues less cost of billable services divided by billable services revenues.

(8) Annualized revenue per average employee represents annualized total revenues for the period divided by the average number of employees during that period.

About United Online

United Online, Inc. (Nasdaq: UNTD) is a leading provider of consumer Internet subscription services through a number of brands, including NetZero and Juno.  The company’s pay services include Internet access, accelerated dial-up services, premium email, and personal Web-hosting and domain services.  It also offers consumers free Internet access, email and Web-hosting.  The company’s access services are available in more than 8,000 cities across the United States and in Canada.  United Online is headquartered in Westlake Village, CA, with offices in New York City, San Francisco, CA, Orem, UT, and Hyderabad, India.  At June 30, 2004, the company had 582 employees worldwide.  For more information about United Online and its Internet subscription services, please visit www.untd.com.

United Online will be hosting a conference call today at 2:00PM PT (5:00PM ET) to discuss its quarterly results.  A live Web cast of the call can be accessed on the Investors section of the company’s Web site at www.untd.com.  A recording of the call will be available on the site for seven days.

Cautionary Information Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Statements containing words such as “guidance,”

“may,” “believe,” “will,” “expect,” “project,” “projections,” “business outlook” and “estimate” or similar expressions constitute forward-looking statements.  These statements include, without limitation, guidance for future financial performance; growth in pay subscribers; weighted average diluted shares; depreciation and amortization; facility exit costs; stock-based compensation; and future tax rates and benefits.  Actual results may differ materially from those predicted and reported results should not be considered an indication of future performance.  Potential risks and uncertainties include, among others: the effect of competition, including adoption of broadband services and changes in the company’s pricing or competitors’ pricing, and the use of promotional offers to acquire or retain subscribers; the company’s inability to retain its existing subscribers and the rate at which new subscribers sign up for the company’s services; changes in the mix of subscribers, particularly subscribers to accelerated dial-up, premium email and Web-hosting services; the effects of seasonality and changes in Internet usage; changes in the projected number of weighted average diluted shares due to the issuance of stock and stock options, stock repurchases, fluctuations in the company’s stock price or other factors; changes in the projected amortization and depreciation figures due to capital spending or other factors; changes in usage by subscribers, additional telecommunications costs or other factors negatively impacting the company’s billable services margin; changes in active free accounts; the company’s inability to realize the benefits of its deferred tax assets; the company’s inability to maintain its agreements with telecommunications providers on attractive terms; problems associated with the company’s billing systems; the company’s inability to retain key customers and key personnel; unanticipated technological problems or developments; risks associated with litigation; and unanticipated governmental regulation. From time to time, the company considers acquisitions that, if consummated, could be material.  Forward-looking statements regarding financial metrics are based upon the assumption that no such acquisition is consummated during the relevant periods.  If an acquisition were consummated, actual results could differ materially from any forward-looking statements. More information about potential factors that could affect the company’s business and financial results is included in the company’s annual and quarterly reports filed with the Securities and Exchange Commission (http://www.sec.gov), including without limitation information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”

- TABLES TO FOLLOW -

Investor Contact:

Brent Zimmerman

United Online, Inc.

805-418-2350

investor@untd.com

Press Contacts:

Liz Gengl

United Online, Inc.

805-418-2076

pr@untd.com

Peter Delgrosso

United Online, Inc.

805-418-2388

pr@untd.com

UNITED ONLINE, INC.

Condensed Consolidated Balance Sheets

	June 30, 2004	December 31, 2003
	(unaudited)
ASSETS
Cash, cash equivalents and short-term investments	$203,502	$203,723
Accounts receivable, net	13,404	14,065
Deferred tax assets, net	17,238	26,373
Property and equipment, net	14,749	13,428
Goodwill and intangible assets, net	46,018	40,268
Other assets	14,547	10,022
Total assets	$309,458	$307,879

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$37,251	$31,388
Accrued liabilities	19,669	14,028
Deferred revenue	28,160	24,639
Total liabilities	85,080	70,055

Stockholders’ equity	224,378	237,824

Total liabilities and stockholders’ equity	$309,458	$307,879

UNITED ONLINE, INC.

Unaudited Consolidated Statements of Operations

(in thousands, except per share amounts)

	Quarter Ended June 30,
	2004	2003
Revenues:
Billable services	$102,496	$72,412
Advertising and commerce	8,122	7,196
Total revenues	110,618	79,608

Operating expenses:
Cost of billable services	23,294	23,010
Cost of free services	1,589	2,572
Sales and marketing	44,738	26,467
Product development	6,286	5,428
General and administrative	9,568	7,930
Stock-based compensation(1)	739	14
Amortization of intangible assets	4,393	3,964
Total operating expenses	90,607	69,385

Operating income	20,011	10,223

Interest and other income, net	1,025	1,124

Income before income taxes	21,036	11,347

Provision (benefit) for income taxes	8,726	(3,247)

Net income	$12,310	$14,594

Basic net income per share	$0.20	$0.23
Diluted net income per share	$0.19	$0.21

Shares used to calculate basic net income per share	61,669	62,916
Shares used to calculate diluted net income per share	66,238	68,327
Shares outstanding at end of period	62,764	63,710

(1)  Stock-based compensation is allocated as follows:

Cost of billable services	$—	$1
Sales and marketing	124	3
Product development	—	1
General and administrative	615	9
Total stock-based compensation	$739	$14

UNITED ONLINE, INC.

Unaudited Condensed Consolidated Statement of Cash Flows

(in thousands)

	Quarter Ended June 30,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income:	$12,310	$14,594
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and stock-based compensation	7,259	5,932
Deferred taxes, tax benefits and other	7,945	(3,020)
Change in operating assets and liabilities (excluding the effects of acquisitions):
Accounts receivable	(1,566)	(490)
Deferred tax assets	372	—
Other assets	(6,373)	1,514
Accounts payable and accrued liabilities	9,289	1,323
Deferred revenue	(761)	(286)
Net cash provided by operating activities	28,475	19,567

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(33,723)	(5,079)
Proceeds from maturities and sales of short-term investments	26,554	8,400
Purchases of rights, patents and trademarks	(901)	—
Proceeds from the sale of cost-basis investment	—	750
Cash paid for aquisitions	(11,917)	—
Purchases of property and equipment	(3,849)	(1,326)
Net cash provided by (used for) investing activities	(23,836)	2,745

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital leases	—	(64)
Repayments of notes receivable from stockholders	—	1,587
Proceeds from employee stock purchase plan	1,636	1,019
Repurchases of common stock	—	(3,797)
Proceeds from exercises of stock options	2,986	3,018
Net cash provided by financing activities	4,622	1,763

Change in cash and cash equivalents	9,261	24,075
Cash and cash equivalents, beginning of period	61,910	61,763
Cash and cash equivalents, end of period	$71,171	$85,838

UNITED ONLINE, INC.

Reconciliation of Net Income to Adjusted Net Income (5)

(in thousands, except per-share data)

	Quarter Ended June 30, 2004				Quarter Ended June 30, 2003
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Revenues:
Billable services	$102,496	$—		$102,496	$72,412	$—		$72,412
Advertising and commerce	8,122	—		8,122	7,196	—		7,196
Total revenues	110,618	—		110,618	79,608	—		79,608
Operating expenses:
Cost of billable services	23,294			23,294	23,010			23,010
Cost of free services	1,589			1,589	2,572			2,572
Sales and marketing	44,738			44,738	26,467			26,467
Product development	6,286			6,286	5,428			5,428
General and administrative	9,568	(1,601	)(a)	7,967	7,930			7,930
Stock-based compensation	739	(739	)(b)	—	14	(14	)(b)	—
Amortization of intangible assets	4,393	(4,393	)(c)	—	3,964	(3,964	)(c)
Total operating expenses	90,607	(6,733)		83,874	69,385	(3,978)		65,407

Operating income	20,011	6,733		26,744	10,223	3,978		14,201

Interest and other income, net	1,025	—		1,025	1,124	—		1,124

Income before income taxes	21,036	6,733		27,769	11,347	3,978		15,325

Provision (benefit) for income taxes	8,726	2,440	(d)	11,166	(3,247)	4,384	(e)	1,137

Net income	$12,310	$4,293		$16,603	$14,594	$(406)		$14,188

Basic net income per share	$0.20			$0.27	$0.23			$0.23
Diluted net income per share	$0.19			$0.25	$0.21			$0.21

Shares used to calculate basic net income per share	61,669			61,669	62,916			62,916
Shares used to calculate diluted net income per share	66,238			66,238	68,327			68,327
Shares outstanding at end of period	62,764			62,764	63,710			63,710

(a)  Elimination of facility exit costs incurred as a result of the planned relocation of the Company’s corporate offices.

(b)  Elimination of stock-based compensation.

(c)  Elimination of amortization of intangible assets.

(d)  Income tax effect of adjusting entries.

(e)  Elimination of benefit recognized for deferred tax assets and income tax effect of adjusting entries.

UNITED ONLINE, INC.

Reconciliation of Non-GAAP Financial Data

(in thousands)

	Quarter Ended June 30,
	2004	2003
Adjusted Operating Income Before Depreciation and Amortization(1)
Operating income	$20,011	$10,223
Depreciation	1,680	1,954
Amortization	4,393	3,964
Operating income before depreciation and amortization	26,084	16,141
Stock-based compensation	739	14
Facility exit costs(a)	1,601	—
Adjusted operating income before depreciation and amortization	$28,424	$16,155

	Quarter Ended June 30,		Twelve Months Ended June 30,
	2004	2003	2004
Free Cash Flow(6)
Net cash provided by operating activities	$28,475	$19,567	$111,152
Add (deduct):
Capital expenditures	(3,849)	(1,326)	(9,929)
Cash paid for relocation costs(b)	1,315	—	1,315
Free cash flow	$25,941	$18,241	$102,538

(a) Represents costs incurred in connection with the planned relocation of the Company’s corporate offices.  These costs are attributable to lease termination fees and accelerated depreciation incurred in connection with terminated leases.

(b) Represents cash payments made in connection with the planned relocation of the Company’s corporate offices.  These payments relate to lease termination fees and capital expenditures for the new corporate offices.

UNITED ONLINE, INC.

Selected Quarterly Historical Financial Data and Key Metrics(a)

(in thousands, except per share amounts, number of employees and where noted)

	Jun. 30, 2004	Mar. 31, 2004	Dec. 31, 2003	Sep. 30, 2003	Jun. 30, 2003
Total revenues	$110,618	$107,675	$96,948	$88,790	$79,608
Net income	$12,310	$12,361	$24,425	$8,902	$14,594
Net income per diluted share	$0.19	$0.18	$0.35	$0.13	$0.21
Pay subscribers	3,189	3,095	2,892	2,720	2,547
Active accounts(2) (in millions)	6.8	5.4	5.3	5.2	5.2
Number of employees at end of period	582	504	499	487	461
Annualized revenue per average employee(8)	$815	$859	$787	$749	$701

(a)  More information on the financial results for these quarters can be found in the company’s filings with the Securities and Exchange Commission.

UNITED ONLINE, INC.

Analysis of Revenue Generating Units (RGUs)(a)

(in thousands)

	Jun. 30, 2004	Mar. 31, 2004	Dec. 31, 2003	Sep. 30, 2003	Jun. 30, 2003
Internet access	3,102	3,083	2,890	2,720	2,547
Accelerated dial-up	1,001	896	638	412	210
Premium email	66	28	7	—	—
Web hosting and domain name registration	58	—	—	—	—
Total revenue generating units	4,227	4,007	3,535	3,132	2,757

Total pay subscribers(b)	3,189	3,095	2,892	2,720	2,547
RGU penetration(c)	33%	29%	22%	15%	8%

(a) A revenue generating unit (RGU) represents a unique subscription to any individual pay service offered by the company.  Internet access, accelerated dial-up, premium email, Web-hosting and domain name registration subscriptions represent separate RGUs.  For example, a subscriber to the company’s accelerated dial-up access service who also subscribes to a premium email service is counted as three subscriptions (one for Internet access, one for accelerated dial-up and one for premium email).  At June 30, 2004, the company offered its accelerated dial-up service bundled with standard Internet access only.

(b) Total pay subscribers includes Internet access subscribers, premium email subscribers, Web-hosting subscribers and domain name registration subscribers.

(c) Defined as total RGUs minus total pay subscribers divided by total pay subscribers.